ASSET PURCHASE AGREEMENT

             by and between

        HDPR ACQUISITIONS CORP.,

               as Buyer,

     HARINAS DE PUERTO RICO, INC.,

               as Seller

                  and

          SEABOARD CORPORATION








________________________________________

      Dated as of November 9, 1998
________________________________________



                         TABLE OF CONTENTS

Section                                                      Page
     1.   Purchase and Sale of the Assets; Assumption of
          Assumed Liabilities. . . . . . . . . . . . . . . . . .1

     2.   Closing; Purchase Price Adjustment.. . . . . . . . . .6

     3.   Conditions to Closing. . . . . . . . . . . . . . . . .8

     4.   Representations and Warranties of Seller.. . . . . . 12

     5.   Covenants of Seller. . . . . . . . . . . . . . . . . 27

     6.   Representations and Warranties of Buyer. . . . . . . 32

     7.   Mutual Covenants.. . . . . . . . . . . . . . . . . . 34

     8.   Further Assurances.. . . . . . . . . . . . . . . . . 36

     9.   Indemnification. . . . . . . . . . . . . . . . . . . 37

     10.  Assignment.. . . . . . . . . . . . . . . . . . . . . 41

     11.  No Third-Party Beneficiaries.. . . . . . . . . . . . 41

     12.  Termination. . . . . . . . . . . . . . . . . . . . . 41

     13.  Survival of Representations. . . . . . . . . . . . . 44

     14.  Expenses.. . . . . . . . . . . . . . . . . . . . . . 45

     15.  Amendments.. . . . . . . . . . . . . . . . . . . . . 45

     16.  Notices. . . . . . . . . . . . . . . . . . . . . . . 46

     17.  Interpretation.. . . . . . . . . . . . . . . . . . . 47

     18.  Counterparts.. . . . . . . . . . . . . . . . . . . . 47

     19.  Entire Agreement.. . . . . . . . . . . . . . . . . . 47

     20.  Fees.. . . . . . . . . . . . . . . . . . . . . . . . 48

     21.  Severability.. . . . . . . . . . . . . . . . . . . . 48

     23.  Governing Law. . . . . . . . . . . . . . . . . . . . 49

     24.  Waiver of Trial by Jury. . . . . . . . . . . . . . . 49


EXHIBITS

B

C

D

E

F

G


SCHEDULES



                      ASSET PURCHASE AGREEMENT
     Asset Purchase Agreement dated as of November 9, 1998, by and between HDPR Acquisitions Corp., a Puerto Rico corporation (the "Buyer"), Harinas de Puerto Rico, Inc. ("Harinas"), a Delaware corporation (the "Seller") and a wholly owned subsidiary of Seaboard Corporation, a Delaware corporation ("Seaboard"), and Seaboard.
     WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer all the Assets (as defined below), and Buyer desires to assume all the Assumed Liabilities (as defined below) relating to the Business (as defined below) on the terms and subject to the conditions set forth herein; and
     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable con sideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

     1.   Purchase and Sale of the Assets; Assumption of Assumed
          Liabilities.

          (a) Purchase and Sale of the Assets; Purchase Price Allocation. (i) On the terms and subject to the conditions of this Agreement, (A) Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase from Seller, the Assets for an aggregate purchase price equal to $5,500,000 plus the assumption of the Assumed Liabilities (the "Purchase Price"), payable as set forth below in Section 2(a), and subject to adjustment as provided in Section 2(b).

               (ii) The allocation of the purchase price among the Assets will be agreed to between Seller and Buyer on or prior to the Closing Date. Buyer and Seller agree to file all income, franchise and other tax returns, and execute such other documents or instruments as may be required by any governmental authority in a manner consistent with such allocations.
          (b) The Assets. The term "Assets" shall mean the right, title and interest of Seller and any affiliate of Seller in the assets of Seller or such affiliate used or held primarily in the conduct of its business (the "Business"), wherever located and whether or not reflected on the books of Seller or such affiliate, whether tangible or intangible, whether real, personal or mixed, and whether existing on the date hereof or acquired hereafter, but excluding prepaid or deferred tax assets and the Harinas Trademarks described in Schedule 1(c)(iii). Without limiting the generality of the foregoing, the Assets include, among other things, the following:
                           (i)     Real Property.  The ground lease
and the buildings described on Schedule 1(b)(i) hereto, together with all improvements and fixtures thereon and all rights (including, but not limited to, any rights that Seller may possess over any other properties, such as any related rights of way or options) privileges and easements appurtenant thereto (the "Real Property");

                          (ii)     Equipment.  All machinery,
equipment, vehicles, parts, supplies, fixtures, computers, trade fixtures and furnishings, whether leased or owned, that are located on the Real Property on the date hereof or otherwise used primarily in connection with the Business (the "Equipment"), including, without limitation, the Equipment set forth on Schedule 1(b)(ii);

                         (iii)     Contracts.  All contracts, leases,
agreements, commitments, purchase orders and other legally binding arrangements, whether oral or written, to which Seller is a party or by which Seller is bound which are related to the Business and which are listed on Schedule 1(b)(iii) (the "Contracts");

                          (iv)     Inventory.  All inventory, goods,
materials and supplies that are currently used in the Business (the "Inventory") and that are owned by Seller on the Closing Date;

                           (v)     Computer Software.  To the extent
permitted by the relevant license agreement, all computer software (including, without limitation, licenses, warranties and documentation related thereto and related objects and source codes) primarily utilized in the Business, it being understood by Buyer that substantially all of the computer software utilized in the Business belongs to Seaboard Corporation, is used on a shared basis by Seller and will therefore not form part of the Assets;

                          (vi)     Records.  All information, files, records,
data and plans relating to the operation of the Business, including, without limitation, maintenance records and manuals, and as-built drawings and surveys, but excluding any files or records relating to Employees;

                         (vii)     Licenses, Licensing Agreements and
Permits. To the extent permitted by law and the terms of the license or permit, all permits, authorizations, licenses, licensing agreements, privileges and rights related to the Business, including all government authorizations, permits and licenses;

                        (viii) Intellectual Property. Any and all patents, patent applications (whether filed, unfiled or being prepared), invention disclosures, trademarks (whether registered or unregistered), trademark registrations, trademark applications (whether filed, unfiled or being prepared), trade names, copyrights (registered or unregistered), copyright applications (whether filed, unfiled or being prepared), service marks (registered or unregistered), service mark applications (whether filed, unfiled or being prepared), all together with the goodwill of the Business associated with such marks or names, trade secrets, technology, inventions, know how, processes and confidential and proprietary information, including any being developed (including, but not limited to, drawings, designs, manufacturing data, design data, test data, operational data, engineering drawings, formulae, computer programs, computer software and manuals), whether or not subject to statutory registration, and Seller's patent and trademark files (or copies thereof) on all such intellectual property, and all other intellectual property and all rights thereunder, or in respect thereof, in each and every case referred to in this Section 1(b)(viii) relating primarily to the Business, including, without limitation, the trademarks and service marks listed on Schedule 1(b)(viii) (the "Intellectual Property"); provided that Seller expressly disclaims any warranty, express or implied, that it owns or has the exclusive right to use the same or that any of the Intellectual Property does not violate or infringe upon the intellectual property rights of any third person;

                          (ix)     Accounts Receivable.  All accounts
receivable owed to Seller and generated from sales of products of the Business;

                           (x)     Cash.  All cash and investments held by
or for the account of the Seller on the Closing Date in excess of $4,336,618;

                          (xi)     Other Assets.  All other assets
of the Business not described above reflected on the August 1, 1998 (the "Balance Sheet Date") balance sheet set forth as Schedule 1(b)(xi)
(the "Balance Sheet"), other than Inventory sold in the ordinary course of business and accounts receivable which have been paid.

          (c) Assumed Liabilities. On the Closing Date, Buyer shall assume, and shall thereafter pay, perform and discharge when due, the following obligations and liabilities of Seller related to the Business, all in accordance with their terms (the "Assumed Liabilities"): (i) all liabilities specifically included in the balance sheet of Seller as of the Closing Date to be prepared by the parties (the "Closing Date Balance Sheet"), which shall reflect liabilities identical to the Balance Sheet except for changes in current liabilities in the ordinary course of business or attributable to the shutdown caused by Hurricane Georges (but excluding repairs that Seaboard Corporation has agreed to make pursuant to section 5(a)(v)); (ii) all obligations to perform the Contracts after the Closing Date, but not any claims relating to events prior to the Closing Date (other than claims for delivery of finished products to the extent the purchase price thereof is reflected on the Closing Date Balance Sheet); and (iii) the liabilities identified as Assumed Liabilities on Schedule 1(c)(iii). Buyer shall give access to Seller to Buyer's offices for purposes of preparing the Closing Date Balance Sheet.

          (d) Retained Liabilities. Except to the extent constituting Assumed Liabilities, Buyer shall not assume or be responsible for any liabilities of Seller related to the Business ("Retained Liabilities"), including without limitation
(i) liabilities relating to or arising from the operation of the Business, or from conditions existing, prior to the Closing Date;
(ii) liabilities under any agreement entered into by Seller or any affiliate of Seller that is not listed on Schedule 1(b)(iii);
(iii) liabilities arising from the consummation of the transactions contemplated herein; (iv) liabilities relating to the employees of Seller or to the termination of their employment; and (v) the liabilities identified as Retained Liabilities on Schedule 1(c)
(iii). In no event shall the Retained Liabilities include any amount specifically included in the Closing Date Balance Sheet.

          (e) Withholding. All payments of principal and interest due on the Note (as defined below) shall be made without any withholding or deduction of any kind other than those required as a result of any change in any applicable law or regulation adopted after the date hereof. In the event that any such change in law is adopted prior to the Closing Date, the parties shall negotiate in good faith the net effect, if any, of such change in law on the economic benefit to be derived by Seller from the transactions contemplated herein. If such net effect is, in the reasonable opinion of Seller, adverse to Seller, Seller may terminate this Agreement pursuant to Section 13(a)(iv); provided, however, that Seller shall not have this termination right if Buyer agrees to fully indemnify Seller to the extent of such adverse effect. Seller shall not have any termination right as a result of any change in law adopted after the Closing Date.

     2.   Closing; Purchase Price Adjustment.

          (a) Closing. The closing (the "Closing") of the purchase and sale of the Assets shall be held at the offices of McConnell
Valdes, at 10:00 a.m. on November 30, 1998, or if the conditions to Closing set forth in Section 3 of this Agreement shall not have been satisfied by such date, as soon as practicable after such conditions shall have been satisfied or, if permitted, waived. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date." At the Closing, Buyer shall deliver to Seller
(i) immediately available funds in an amount equal to $5,500,000 by wire transfer to one or more bank accounts designated in writing by Seller, (ii) an assumption agreement or agreements in form and substance reasonably satisfactory to Seller, duly executed by Buyer
(the "Assumption Agreement"), (iii) a guaranty agreement substantially in the form of Exhibit A duly executed by Mr. Ramon
Calderon (the "Guaranty"), (iv) mortgage (in the amount of
$9,000,000) and security agreements in form and substance reasonably satisfactory to Seller on the Assets, subordinate only to the acquisition financing (including senior and subordinated debt not exceeding $80,000,000) (the "Acquisition Financing") relating to the purchase of the Holsum Bakers division of Seaboard and the shares of Seaboard Bakeries, Inc. (the "Holsum Acquisition"), securing a note issued by Buyer relating to the Holsum Acquisition, Mr. Ramon
Calderon's obligations under the Guaranty and all obligations owing under this Agreement, the agreement relating to the Holsum
Acquisition or under any other documents or instruments delivered in connection therewith, (v) if a mortgage title insurance policy is required by the banks providing the acquisition financing, a mortgagee title insurance policy with respect to the mortgage describe above and (vi) the other documents described in Section
3(b). Concurrently, Seller shall deliver or cause to be delivered to Buyer (x) duly executed real property deeds and bills of sale in form and substance reasonably satisfactory to Buyer, (y) such other instruments of sale, assignment, transfer or conveyance, in form and substance reasonably satisfactory to Buyer and its counsel, as are necessary to convey to Buyer good and, in the case of Real Property, recordable title to the Assets and (z) the other documents described in Section 3(a).
          (b)  Purchase Price Adjustment.  (i) On the Closing Date,
Seller shall prepare and deliver to Buyer a statement setting forth the balance of cash and cash equivalents (including short term and long term investments) held by or for the account of Seller on the Closing Date (the "Cash Balance").
                          (ii)     To the extent that the Cash Balance is less
than $4,336,618, the Purchase Price shall be increased by the amount by which such sum is less than $4,336,618. Such increase shall be payable at Closing in immediately available funds.

                         (iii)     The Purchase Price shall also be increased
by an amount equal to the interest from November 1, 1998, until such date as Buyer and Seller consummate the Closing, (A) at the rate of 6% per annum, with respect to $4,336,618, and (B) at the rate payable under the senior portion of the Acquisition Financing, with respect to $5,500,000. Interest shall be computed on the basis of a 360-day year and the actual number of days elapsed, provided that if the acquisition financing relating to the Holsum Acquisition provides for the calculation of interest on the basis of twelve 30-day months, interest shall be calculated on that basis.

     3.   Conditions to Closing.

          (a) Buyer's Obligation. The obligation of Buyer to purchase the Assets is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

                           (i)     The representations and
warranties of Seller made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing, as though made on and as of the Closing Date, and Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing; and Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of Seller confirming the foregoing.

                          (ii)     Buyer shall have received an opinion or
opinions dated the Closing Date of Fiddler Gonzalez & Rodriguez,
LLP, Sullivan & Worcester LLP or David Becker, Esq. in form and substance reasonably satisfactory to Buyer.

                         (iii)     The waiting period under the Hart-Scott-
Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated.

                          (iv)     Seller shall have delivered to the Buyer
the following documents, certified by the Secretary or any Assistant Secretary of Seller, as appropriate:

                         (A)  the charter and by-laws of Seller;

                         (B)  the resolution or resolutions of the
          board of directors of Seller authorizing the transactions contemplated hereby;

                         (C)  a document evidencing the authority
          and incumbency of the persons executing documents on behalf of Seller relating to the transactions contemplated hereby;

                         (D)  deeds of purchase and sale in form
          and substance reasonably satisfactory to Buyer conveying good and recordable title to the Real Property, free and clear of all liens other than those set forth on the title studies or title insurance policies set forth as Schedule 3(a)(iv)(D), and easements and restrictions of record which do not unreasonably interfere with the use of the premises as presently used (collectively, "Permitted Encumbrances");

                         (E)  such bills of sale, assignments, and
          other instruments of transfer and conveyance as Buyer may reasonable request or as may otherwise be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery to Buyer of good title to the other Assets, but containing no representations or warranties other than as set forth herein.

                           (v)     Buyer shall have received the Acquisition
Financing necessary to consummate the Holsum Acquisition;

                          (vi)     There shall not have occurred any material
adverse change in the Business caused by fire, explosion, acts of God or of the public enemy, natural disasters or events of similar nature occurring after the date hereof. Buyer understands that the Business has not operated since Hurricane Georges struck Puerto Rico and that from that date until October 20, 1998, the Business had no electrical power and that Seller does not intend to operate the Business prior to the Closing Date.

                         (vii)     All the conditions to the obligations of
HDPR Acquisitions Corp. and CB Acquisitions Corp. to consummate the closing contemplated by the agreement relating to the Holsum
Acquisition shall have been satisfied or waived by such companies.

          (b) Seller's Obligation. The obligation of Seller to sell and deliver the Assets to Buyer is subject to the satisfaction (or waiver by Seller) as of the Closing of the following condi-tions:

                           (i)     The representations and warranties of
Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

                          (ii)     Seller shall have received an opinion dated
the Closing Date of McConnell Valdes, counsel to Buyer, in form and substance reasonably satisfactory to Seller.

                         (iii)     The waiting period under the HSR Act shall
have expired or been terminated.

                          (iv)     Buyer shall have delivered to Seller the
following documents, certified by the Secretary or any Assistant
Secretary of Buyer, as appropriate:

                         (A)  copies of its certificate of
          incorporation, by-laws and the resolution or resolutions of Buyer authorizing the transactions contemplated hereby;

                         (B)  a document evidencing the authority
          and incumbency of the persons executing documents on behalf of Buyer relating to the transactions contemplated hereby;

                         (C)  the Assumption Agreement; and

                         (D)  the documents referred to in
          Section 2(a)(iii), (iv) and (v).

                           (v)     Seller shall have received a favorable
ruling in relation with its ruling request to the Puerto Rico
Treasury Department dated October 7, 1998.

                          (vi)     All the conditions to the obligations of
Seaboard Corporation to consummate the closing contemplated by the agreement relating to the Holsum Acquisition shall have been satisfied or waived by Seaboard Corporation and such closing shall be consummated simultaneously with the Closing hereunder.

     4.   Representations and Warranties of Seller.

          Seller and Seaboard hereby represent and warrant to Buyer as follows:

          (a) Authority. Seller is duly organized, validly existing and in good standing under the laws of the state of Delaware, and is authorized to do business in Puerto Rico. Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agree ment and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent such enforceability may be limited by (x) laws affecting the enforcement generally of the rights and remedies of creditors and secured parties and the obligations of debtors and (y) general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give right to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of Seller under, any provision of (i) the corporation law of the State of Delaware, (ii) the Certificate of Incorporation or By-laws of Seller, (iii) except as disclosed on the Schedules hereto, any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Seller is a party or by which any of their respective properties or assets are bound, or
(iv) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to Seller or the property or assets of Seller and not to Buyer or the property or assets of Buyer, other than any such conflicts, violations, defaults, rights or liens, claims, encumbrances, security interests, options, charges or restrictions that individually or in the aggregate would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Seller. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person, is required to be obtained or made by or with respect to Seller or its affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (A) those set forth on
Schedule 4(a), (B) compliance with and filings under the HSR Act, if applicable, and (C) those that may be required solely by reason of Buyer's (as opposed to any other third party's) participation in the transactions contemplated hereby.

          (b) Title to the Assets. Seller has good and valid title to the Assets, free and clear of any liens or encumbrances other than Permitted Encumbrances. Upon delivery to Buyer of the documents described in Section 3(a)(iv)(D) and (E), good and, in the case of the Real Property, recordable title to the Assets will pass to Buyer, free and clear of any liens or encumbrances, other than Permitted Encumbrances.

          (c) Power of Seller. Seller has full corporate power and authority and possesses all required governmental franchises, licenses, permits, authorizations and approvals which are material and necessary to entitle it to own, lease or otherwise hold the Assets and to carry on the Business as presently conducted.

          (d) Compliance with Applicable Laws. Except as disclosed on Schedule 4(d), the Business is being conducted in material compliance with all applicable laws, orders, ordinances, rules or regulations of any governmental authority, other than those where the failure to comply would not have a material adverse effect.

          (e) Real Property. Schedule 1(b)(i) sets forth a list of all the Real Property owned by Seller. Except as disclosed on
Schedule 4(e), Seller has good and recordable title to the Real Property, free and clear of any encumbrances, except the Permitted Encumbrances. Except as disclosed on Schedule 4(e), Seller has received no written notice of any pending, contemplated or proposed eminent domain proceeding with respect to any Real Property which would materially and adversely affect the use, operation or value thereof.

          (f) Contracts. All Contracts are valid and binding obligations of Seller (or an affiliate of Seller, if applicable) and are in full force and effect, except as disclosed on
Schedule 4(f). Except as disclosed on Schedule 4(f), Seller (or an affiliate of Seller, if applicable) has performed all material obligations required to be performed by it to date under the Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.

          (g) Litigation. Schedule 4(g) sets forth a list of all material lawsuits and proceedings pending or, to Seller's knowledge, threatened in a written communication addressed to Seller or to Seaboard Corporation and of all material claims or investigations to Seller's knowledge pending or threatened, as of the date of this Agreement, by or against Seller which affect the Business or relate to the transactions contemplated by this Agreement.

          (h) Intellectual Property. All patents, patent applications, trademarks and trademark applications included in the Intellectual Property are listed on Schedule 1(b)(viii). Except as disclosed on Schedule 4(h), Seller has not received written notice of any claims that are currently pending or that have been threatened by any person, in each case with respect to the ownership, validity, enforceability or use of any Intellectual Property. Seller and Seaboard expressly disclaim any warranty, express or implied, that Seller owns or has the exclusive right to use any Intellectual Property or that any of the Intellectual Property does not violate or infringe upon the intellectual property of any third party.

          (i) Balance Sheet. Subject to end of period adjustments, the Balance Sheet fairly presents, in all material respects, the financial condition of the Business as of August 1, 1998, in accordance with Generally Accepted Accounting Principles.

          (j)  Taxes.  Except as set forth in Schedule 4(j),
(i) Seller has, in respect of the Business and the Assets, filed all tax returns which are required to be filed and has paid all taxes which have become due pursuant to such tax returns or pursuant to any assessment which has become payable; (ii) all such tax returns are complete and accurate and disclose all taxes required to be paid in respect of the Business and the Assets; (iii) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to taxes of the Business or the Assets;
(iv) Seller has not waived or been requested to waive any statute of limitations in respect of taxes associated with the Business or the Assets; (v) all monies required to be withheld by Seller from employees for income taxes and social security and other payroll taxes have been collected or withheld, and all other taxes subject to withholding under applicable law and regulations have been either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller; and
(vi) there are no liens for taxes upon the Assets, except for liens for taxes not yet due.

          (k) Operation Since Balance Sheet Date. (i) Except as set forth in Schedule 4(k) and Section 1(c), since the Balance Sheet Date, there has been:

                         (A)  no material adverse change in the
          Assets, it being understood that the Business has not operated since September 21, 1998, and is not expected to operate prior to the Closing Date; and
                         (B)  no material damage, destruction, loss
          or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Assets, other than that caused by Hurricane Georges.
                          (ii)     Except as set forth in Schedule 4(k) or
Section 1(c), since the Balance Sheet Date, Seller has not:
                         (A)  sold, leased (as lessor), transferred
          or otherwise disposed of (including any transfers from Seller to any of its affiliates) or mortgaged or pledged, or imposed or suffered to be imposed any encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by Seller after the Balance Sheet Date, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances;

                         (B)  canceled any debts owed to Seller and
          reflected on the Balance Sheet other than in the ordinary course of the Business consistent with past practice;

                         (C)  created, incurred or assumed, or
          agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations;

                         (D)  accelerated or delayed collection of
          notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;

                         (E)  delayed or accelerated payment of any
          account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice; or

                         (F)  made any change in the accounting
          principles and practices used by Seller from those applied in the preparation of the Balance Sheets.

          (l) Availability of Assets and Legality of Use. Except as set forth in Schedule 4(l) or otherwise described in
Section 1(b), the Assets constitute all the assets used in the Business (including, but not limited to, all books and records), will on the Closing Date be in good working condition (subject to normal wear and tear) and are suitable for the uses for which intended.

         (m) Governmental Permits. Seller owns, holds or possesses all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations which are necessary to entitle it to own or lease, operate and use the Assets and to carry on and conduct the Business substantially as currently conducted (herein collectively called "Governmental Permits").
Schedule 4(m) sets forth a list and brief description of each Governmental Permit. Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Buyer by Seller.
               Except as set forth in Schedule 4(m), (i) Seller has fulfilled and performed its material obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might materially and adversely affect the rights of Seller under any such Governmental Permit; (ii) no notice of cancellation, of default or of any material dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Seller; and
(iii) each of the Governmental Permits is valid, subsisting and in full force and effect.

          (n) Accounts Receivable; Inventories. All accounts receivable of Seller existing on the Closing Date have arisen from bona fide transactions by Seller in the ordinary course of the Business.

               Except as set forth on Schedule 4(n), the inventories of Seller (including supplies and other materials) are in good, merchantable and useable condition. The reserve for inventory obsolescence contained in the Balance Sheet fairly reflects the amount of obsolete inventory as of the Balance Sheet Date.

          (o)  Environmental Matters.  For purposes of this
Agreement,
                         (A)  "CERCLA" shall mean the Comprehensive
          Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended as of the date hereof, and any federal, state, Commonwealth of Puerto Rico or local regulations promulgated thereunder;
                         (B)  "Contaminant" shall mean any hazardous
          or toxic substance or waste, petroleum, petroleum-based substance or waste or special waste;
                         (C)  "Environmental Encumbrance" shall mean
          an encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law, or
          (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment;

                         (D)  "Environmental Law" shall mean all
          federal, state, commonwealth and local laws or regulations relating to or addressing the environment, including but not limited to CERCLA, RCRA, the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act, and any state or commonwealth equivalent thereof;

                         (E)  "Governmental Body" shall mean any
          foreign, federal, state, local or other governmental authority or regulatory body;

                         (F)  "Person" shall mean any individual,
          corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body;

                         (G)  "RCRA" shall mean the Resource
          Conservation and Recovery Act, 42 U.S.C. 6901 et seq., and any state or Commonwealth of Puerto Rico regulations promulgated thereunder;
                         (H)  "Release" shall mean release, spill,
          emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Assets, including the movement of Contaminants through or in the air, soil, surface water, groundwater or the Assets; and
                         (I)  "Remedial Action" shall mean actions
          required under applicable Environmental Law to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment;
          (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants; or
(iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

                  Except as set forth in Schedule 4(o):

                           (i)     the Assets and the operations of the
Business comply in all material respects with all applicable
Environmental Laws;
                          (ii)     Seller has, in respect of the
Business, obtained all Governmental Permits required under applicable
Environmental Law necessary for its operation, and all such Governmental Permits required under applicable Environmental Law are in good standing and Seller is in compliance with all terms and conditions of such permits, except where the failure to have or be in compliance with such permits would not reasonably be expected to have a material adverse effect on the Business;

                         (iii)     to Seller's knowledge, neither
Seller, with respect to the Business, nor any of the Assets is currently subject to any on-going investigation by, agreement with any Person respecting (A) any Environmental Law, (B) any Remedial Action or (C) any claim arising from a Release or threatened Release, in each case, that would reasonably be expected to have a material adverse effect on the Business;

                          (iv)     Seller has not, with respect
to the Assets or the Business, received written notice of any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;

                           (v)     to Seller's knowledge, with
respect to the Assets or the Business, Seller has never been required and is not currently required by any applicable Environmental Laws to:

                         (A)  report a Release of a hazardous
          substance pursuant to Section 103(a) of CERCLA, or any state equivalent;

                         (B)  file a notice pursuant to
          Section 103(c) of CERCLA; or

                         (C)  file any other notice under any
          applicable Environmental Law reporting a violation of any applicable Environmental Law which might reasonably be expected to have a material adverse effect on the Business;
Seller, has not, with respect to the Assets or the Business, ever filed such a report or notice;
                          (vi)     to Seller's knowledge, there is not now,
nor has there ever been, on or in any of the Assets any generation, transfer, handling treatment, recycling, storage or disposal of any hazardous waste or substance, as that term is defined under applicable Environmental Laws, that requires or required a Governmental Permit pursuant to such Environmental Laws;

                         (vii)     Seller has not received and is not aware
of any written notice or claim to the effect that it is or may be liable to any Person as a result of a Release or threatened Release at or from the Assets or concerning the presence of a Contaminant in the Assets;

                        (viii) to Seller's knowledge, no Environmental Encumbrance has attached to any of the Assets; and

                          (ix)     to Seller's knowledge, any asbestos-
containing material which is on or part of the Assets is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law.

          (p) Disclosure. None of the representations or warranties of Seller contained herein, none of the information contained in the Schedules hereto and none of the other information or documents furnished or to be furnished to Buyer or any of its representatives by Seller or its representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. To Seller's knowledge there is no fact which adversely affects or in the future is likely to adversely affect the Assets or the Business in any material respect which has not been set forth or referred to in this Agreement or the Schedules hereto.

          (q)  Employees.  Effective at or before the Closing
Seller will have dismissed all its employees (the "Employees") and will have paid all Employees such sums as may be required to be paid to the Employees under all applicable laws, regulations, orders and employment contracts.

     5. Covenants of Seller. Seller and Seaboard covenant and agree as follows:

          (a) Ordinary Conduct of Business by Seller. Seller expects that the Business will not operate prior to the Closing Date. If the Business is operated, then except as permitted by the terms of this Agreement, from the date hereof to the Closing Date, Seller will conduct the Business in the ordinary course in substantially the same manner as conducted prior to Hurricane Georges. Except as set forth on Schedule 5(a) or otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Closing Date, Seller, will not do any of the following without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed:


                           (i)     approve any compensation or other benefit
increases to employees of the Business;

                          (ii)     incur or assume any liabilities, obliga-
tions or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice; provided that in no event shall the Seller, assume or guarantee any long-term indebtedness for borrowed money relating to the Business;

                         (iii)     permit, allow or suffer any of the Assets
to be subjected to any encumbrance, other than Permitted
Encumbrances;

                          (iv)     cancel any material indebtedness
(individually or in the aggregate) or waive any claims or rights of substantial value;

                           (v)     make or incur any capital expenditure or
expenditures which, individually, is in excess of $10,000, it being understood that damages caused by Hurricane Georges shall be repaired at the expense of Seaboard Corporation, and not of Seller;

                          (vi)     make any material change in the conduct or
character of the Business;

                         (vii)     make any sale, assignment, transfer or
other conveyance of any of the Assets, except in the ordinary course of business;

                        (viii) acquire or agree to acquire any assets that will form part of the Assets other than in the ordinary course of business;

                          (ix)     pay any dividend or make any other
distribution to its Stockholders;

                           (x)     enter into any material transactions other
than in the ordinary course of business;

                          (xi)     take any action that would cause or permit
the representations and warranties made herein to be inaccurate at the Closing Date; or

                         (xii)     agree, whether in writing or otherwise, to
do any of the foregoing.

             (b) Access. Prior to the Closing, Seller will give Buyer and its financing sources, and their respective representatives, employees, counsel and accountants, access, during normal business hours and upon reasonable notice, to its personnel, properties, books and records. Seller will arrange for its directors, officers, employees and independent public accountants and legal counsel to cooperate with such examination. Buyer and its representatives shall execute such confidentiality agreements as Seller shall reasonably require.

          (c) Insurance. Seller shall keep, or cause to be kept, all insurance policies relating to the Business, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date.

          (d) Other Transactions. Prior to the Closing, none of Seller, nor any affiliate of Seller shall, nor shall they permit any of their respective officers, directors, stockholders or other representatives to, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, any corporation, partnership, person, or other entity or group (other than Buyer and their representatives) concerning any merger, sale of securities, sale of assets or similar transaction involving the Business.
          (e) Non-Competition. (i) Seller, on its behalf and on behalf of its affiliates and subsidiaries, agrees that, for a period of ten (10) years after the Closing Date, Seller and its affiliates shall not, directly or indirectly, engage in (1) the production, marketing or sale of bakery products, or (2) the manufacture, marketing or sale of flour, in each case in Puerto Rico or with respect to customers in Puerto Rico (the "Restricted Business"), or acquire any equity securities of, or make any loan to, or enter into any joint venture or similar agreement with, any person engaged in the Restricted Business in Puerto Rico or with respect to customers in Puerto Rico; provided, however, that this clause (i)(2) shall not prohibit (A) any minority investment in any entity that is not engaged in the Restricted Business as a material line of business, (B) any joint venture for which the Restricted Business is not a material line of business or (C) any investment representing less than 5% of the ownership in a publicly traded company in the management of which Seller does not participate. This covenant (the "Restrictive Covenant") shall cease to have any effect with respect to the business described in clause (i)(2) above if Mr. Ramon Calderon, or his lineal descendants, persons who are members of the management of the Business on the Closing Date, or any person or entity acquiring an interest in the Business as a result of a foreclosure or work-out of the Acquisition Financing shall at any time cease to own, directly or indirectly, a controlling interest in the Business.
                          (ii)     The parties agree that if any
court of competent jurisdiction determines that the Restrictive Covenant or any part thereof is invalid or unenforceable, the remainder of the Restrictive Covenant shall not thereby be affected and shall be given full effect, without regard to the invalid portions. Furthermore, if any portion of the Restrictive Covenant, or the application of any portion of the Restrictive Covenant to any person or circumstances, shall be held invalid or unenforceable by any court of competent jurisdiction, the remaining portion of the Restrictive Covenant, or the application of such portion of the Restrictive Covenant to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby. In either of the foregoing cases, the parties agree that they will amend the terms of the Restrictive Covenant or portion thereof so determined to be invalid or unenforceable, but only in the most minimal manner necessary to make such terms comply with the determination of such court.

               (iii) If Seller breaches, or threatens to commit a breach of, the Restrictive Covenant, Buyer shall have the right to have the Restrictive Covenant specifically enforced by any court of competent jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Buyer and that money damages will not provide an adequate remedy to Buyer. Such right of specific performance shall be independent of, and in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity.

          (f) Supplemental Disclosure. Seller shall have the continuing obligation until the Closing promptly to supplement or amend the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Schedules; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed in writing by Buyer.

          (g) Tax Ruling. Seller shall use its best efforts to obtain the ruling referred to in Section 3(b)(v).

     6.   Representations and Warranties of Buyer.

          Buyer hereby represents and warrants to Seller that it is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico. Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent such enforceability may be limited by (x) laws affecting the enforcement generally of the rights and remedies of creditors and secured parties and the obligations of debtors and (y) general principles of equity. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give right to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of its properties or assets under, any provision of (i) the corporation law of the Commonwealth of Puerto Rico, (ii) its Certificate of Incorporation or By-laws, (iii) except as disclosed on the Schedules hereto, any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which it is a party or by which any of its properties or assets are bound, or
(iv) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to it or its property or assets, other than, in the case of clause (iii) above, any such conflicts, violations, defaults, rights or liens, claims, encumbrances, security interests, options, charges or restrictions that individually or in the aggregate would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Business. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to Buyer or its respective affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (A) those described on Schedule 6, (B) compliance with and filings under the HSR Act, if applicable, and (C) those that may be required solely by reason of Seller's (as opposed to any other third party's) participation in the transactions contemplated hereby.

     7.   Mutual Covenants.

          (a) Consents. Buyer and Seller shall use their reasonable best efforts to obtain, prior to the Closing, any consents of third parties and any authorizations or permits from any governmental authority required in connection with the consummation of the transactions contemplated herein; provided, however, that (i) Buyer shall be solely responsible for obtaining any consent required in connection with the assignment of particular contracts, licenses, authorizations or permits that require the consent of a counterparty or government entity as a condition to such assignment (including the consent of the Puerto Rico government under Seller's grant of tax exemption), as well as for obtaining new governmental permits and authorizations to replace permits and authorizations that are not assignable, and (ii) the obtaining of any consent or new governmental permit or authorization referred to in clause (i) (other than those set forth in Schedule 7(a), which shall be a condition to Buyer's obligation to consummate the Closing) shall not be a condition to Buyer s obligation to consummate the Closing.

          (b) Cooperation. Buyer and Seller shall cooperate with each other and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Assets from Seller to Buyer and to minimize any disruption to the respective businesses of Seller or Buyer that might result from the transactions contemplated hereby. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in connection with actions taken at the request of the other party pursuant to this Section 7(b), provided that the party seeking such reimbursement shall have notified the other prior to incurring any such expense that it intends to seek reimbursement for such expense.

          (c) Publicity. Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement, and no disclosure to any third party, concerning the transactions contemplated hereby shall be made by either party without the prior consent of the other party, except as such release or announcement may be required by law or by the regulations of the American Stock Exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance to the extent possible. Buyer acknowledges Seller's Press Release of October 20, 1998.

          (d) Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to cause the Closing to occur as soon as possible.

          (e) Records. On the Closing Date, Seller shall deliver or cause to be delivered to Buyer copies of all agreements, documents, books, records and files (collectively, "Records"), in the possession of Seller relating to the Business, except that Seller may retain all Records prepared in connection with the sale of the Assets. Seller shall have access to and be authorized to make copies of any records delivered to the Buyer. Buyer shall keep all Records for six years after the Closing Date or until the expiration of the applicable statute of limitations for third party claims, if longer.

          (f) Seller Trade Payables. Buyer shall repay in full, within five days after the Closing Date, all trade payables and all intercompany payables identified on the Closing Date Balance Sheet due by Seller to Seaboard or any affiliate of Seller. On the Closing Date, such trade and intercompany payables shall be secured by the same collateral securing the Note. Non-payment of these payables shall constitute a default under the Note.

          (g) Confidentiality. Each party shall take reasonable appropriate actions to keep confidential, and cause its affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all non-public information relating to the Business, Seller and Buyer, except as required by law or administrative process or the rules of the American Stock Exchange, and except for information which becomes public other than as a result of a breach of this Section 7(g), and provided that this covenant shall not restrict the ability of any person's and its affiliates' respective officers, directors, advisors and employees to discuss such information internally.

          (h) Cooperation with Respect to Litigation. Buyer shall cooperate with Seller in all respects, at Seller's expense, in the defense of all claims which constitute Retained Liabilities.

     8.   Further Assurances.

          From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by, or give effect to the agreements set forth in, this Agreement.

     9.   Indemnification.

          (a) Indemnification by Seller and Seaboard. Seller and Seaboard shall jointly and severally indemnify Buyer and its officers, directors, employees and agents and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any of their representations or warranties contained in this Agreement,
(ii) any breach of any of their covenants contained in this Agreement requiring performance after the Closing Date, and (iii) the Retained Liabilities; provided, however, that neither Seller nor Seaboard shall have any liability under clause (i) above unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which Seller or Seaboard would, but for this provision, be liable exceeds on a cumulative basis an amount equal to $150,000, and then only to the extent of any such excess up to a maximum aggregate amount equal to $500,000; and provided further, however, that neither Seller nor Seaboard shall have any liability hereunder for any breach of a representation or warranty of Seller contained in this Agreement if Mr. Ramon Calderon, Buyer or any of its directors or officers had actual or constructive knowledge of such breach on the Closing Date.

          (b) Indemnification by Buyer. Buyer shall indemnify Seller, its affiliates and each of its officers, directors, employees and agents against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of any Buyer contained in this Agreement, (ii) any breach of any covenant of any Buyer contained in this Agreement requiring performance after the Closing Date, and (iii) the Assumed Liabilities.

          (c) Losses Net of Insurance. The amount of any loss, liability, claim, damage or expense for which indemnification is provided under this Section 9 shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such loss, liability, claim, damage or expense and net of any tax benefit derived by the indemnified party from such loss, liability, claim, damage or expense.

          (d) Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto, (i) pursuant to Sections 9(a)(i) and 9(b)(i), shall terminate when the applicable representation or warranty terminates pursuant to Section 13, (ii) pursuant to Sections 9(a)(ii) and 9(b)(ii), shall terminate when the applicable covenant terminates in accordance with its terms, and (iii) pursuant to Sections 9(a)(iii) and 9(b)(iii) shall not terminate; provided, however, that as to clause (i) above such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party hereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the indemnifying party.

          (e) Procedures Relating to Indemnification. In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 30 days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period following the end of such 30-day period referred to above in which the indemnified party failed to give such notice and the date on which such notice is given). Thereafter, the indemnified party shall deliver to the indemnifying party, within ten (10) business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.
               If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (unless the indemnifying party is also a party to such Third Party Claim and the indemnified party determines in good faith that joint representation would be inappropriate due to a potential conflict of interest) with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party be entitled under the preceding sentence to assume the defense of a Third Party Claim and so elect to assume such defense, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense (except in the circumstances set forth in the parenthetical to the first sentence of this paragraph). The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period following the 30-day period referred to in the first sentence of this Section 9(f) in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld or delayed).
          (f) This Section 9 shall not apply to indemnification for taxes, which shall be governed by Section 10.
     10.  Tax Matters.
          (a) Income Tax Liability. Buyer shall be responsible and shall indemnify Seller for any Puerto Rican and federal income tax liabilities of Seller related to the period from August 2, 1998 to the Closing Date (net of any estimated payments made on or after August 2, 1998 or overpayments attributable to such payments). Seller and Seaboard shall be responsible and shall jointly and severally indemnify Buyer for any Puerto Rican and federal income tax liabilities of Seller for any period prior to August 2, 1998 (net of any estimated payments made prior to August 2, 1998 or overpayments attributable to such payments and refundable to Seller). The income taxes for the period that includes August 2, 1998 shall be allocated among the parties based on Seller's monthly financial statements as of, and for the year to date period ended on, August 1, 1998, provided that reconciling items between book net income and net taxable income shall be attributed to the period to which they are directly allocable and those items not attributable to any period shall be apportioned based on the net taxable income before such reconciling items. The marginal income tax rate for both periods (on and before August 1, 1998 and on and after August 2, 1998) shall be the same.
                 (b) Tax Returns and Filings. The taxable period of Seller that includes the Closing Date shall be reported to the United States and Puerto Rico by the Seller. Seller will timely prepare and file with the appropriate authorities (after approval by Buyer, which approval shall not be unreasonably withheld or delayed) all United States income tax returns, reports and forms required to be filed and will pay all income taxes due with respect to such returns, reports and forms. Buyer shall, within thirty (30) days of the later of the filing of such return or notification by Seller of the amounts owed, pay to Seller any amounts are owed in accordance with the allocation methodology set forth above. Conversely, if amounts are owed to Buyer, they shall be paid by Seller or Seaboard within thirty (30) days of the filing of such return.

          (c) Tax Audits and Amended Returns. Any liability or refund resulting from a tax audit, revenue agent review or similar proceeding of either taxing jurisdiction shall be borne or shared by Seller (or Seaboard) and Buyer in accordance with the allocation methodology set forth above and paid over to the appropriate party within thirty (30) days of the finalization of such proceeding. Seller shall give notice to Buyer of any United States audits and allow Buyer to participate in the process. Seller shall not agree to any audit adjustments which would increase Buyer s income or other tax liability without Buyer s consent, which consent shall not be unreasonably withheld or delayed. Seller shall, if Buyer so requests and at Buyer's expense, file for and obtain any refunds or credits to which Buyer is entitled under this Section. Seller shall permit Buyer to control the prosecution of any such refund claim and, where deemed appropriate by Buyer, authorize by appropriate powers of attorney such persons as Buyer shall designate to represent the Buyer with respect to such refund claim. Seller shall forward to Buyer any refund within thirty (30) days after the refund is received (or reimburse Buyer for any such credit within thirty (30) days after the credit is allowed and applied against other income tax liability), provided, however, that such amounts payable to Buyer shall be net of any reasonable expense incurred by Seller attributable to the receipt of such refund and/or the payment of such amount to Buyer. Seller and Buyer shall treat any payments under the preceding sentence as an adjustment to the Purchase Price.

          (d) Any adjustments to the income tax liability based on audit shall be borne in accordance with the apportionment set forth herein within thirty (30) days after the final audit determination.
          (e) General Tax Matters. Seller and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all returns, reports and forms relating to income taxes, including maintaining and making available to each other all records necessary in connection with income taxes and in resolving all disputes and audits with respect to all taxable periods relating to income taxes. Buyer and Seller recognize that Seller and its affiliates will need access, from time to time, after the Closing Date, to certain accounting and tax records and information of Seller, and therefore, each party agrees (1) to use its best efforts to properly retain and maintain such records until such time as the other party agrees that such retention and maintenance is no longer necessary; and (2) to allow the other party and its agents and representative (and agents or representatives of any of its affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as the other party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the other party's expense.
     11.  Assignment; Successors.
          This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Buyer or Seller
(including by operation of law) without the prior written consent of the other parties hereto; provided, however, that (i) any Buyer may assign its right hereunder to a subsidiary or affiliate of such Buyer which is controlled by Mr. Ramon Calderon without the prior written consent of Seller and (ii) Seller may assign its rights and obligations hereunder to any entity wholly owned by Seller; provided further, however, that no assignment shall limit or affect the assignor's obligations hereunder.
     12.  No Third-Party Beneficiaries.
          This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
     13.  Termination.
          (a) Anything contained herein to the contrary notwith standing, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:
                           (i)     by mutual written consent of Seller and
Buyer;
                          (ii)     by either party hereto, if the Closing does
not occur on or prior to December 31, 1998;
                         (iii)     by Seller, if on or prior to December 4,
1998, Buyer shall not have executed a credit agreement providing for sufficient financing to consummate the Holsum Acquisition and containing terms that, to the extent affecting the rights of Seller or the ability of Buyer to consummate the transactions contemplated herein, shall be reasonably satisfactory to Seller; or

                          (iv)     by Seller, as provided in Section 1(g), in
the event that Seller and Buyer shall not reach an agreement as to the indemnification, if any, of Seller by Buyer with respect to any adverse economic effect arising from any change in any applicable law or regulation adopted prior to the Closing Date and requiring any tax withholding with respect to payment of the Purchase Price;

provided, however, that the party seeking termination pursuant to clause (ii) or (iii) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (b) In the event of termination by Seller or Buyer pursuant to this Section 13, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

                           (i)     Buyer shall return all documents
and other material received from Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller;

                          (ii)     if such termination is pursuant to
Section 12(a)(ii) under such circumstances that all the conditions to Closing set forth in Section 3(a) shall have been satisfied or would have been satisfied but for any action taken or omitted to be taken by Buyer or any of its affiliates, then such termination shall not result in any liability to Seller; and

                         (iii)     if such termination is pursuant to
Section 13(a)(ii) under such circumstances that all the conditions to Closing set forth in Section 3(b) shall have been satisfied or would have been satisfied but for any action taken or omitted to be taken by Seller or any of its affiliates, then such termination shall not result in any liability to Buyer.

          (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 13, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 15 hereof relating to expenses, (ii) Section 7(c) hereof relating to publicity,
(iii) Section 21 hereof relating to finder's fees and broker's fees,
(iv) this Section 13 and (v) Section 7(g) relating to confidentiality. Nothing in this Section 13 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement or to claim damages from the other party for breach of this Agreement; provided, however, that a termination of this Agreement based solely on the breach of a representation, which breach is not intentional and does not involve fraud or bad faith, shall only entitle the non-breaching party to recover its out-of-pocket expenses incurred in connection with this transaction, and not any consequential or other damages.
     14.  Survival of Representations.
          The representations and warranties in this Agreement shall survive the Closing for a period of one year commencing on the Closing Date. The representations and warranties in the Note, the collateral documents securing the Note and the Guaranty shall survive until the Note is paid in full. The obligations of each party hereto under the covenants that are required to be performed after the Closing pursuant to this Agreement or the Assumption Agreement and the obligations of Mr. Ramon Calderon and Buyer under the Note, the collateral documents securing the Note and the Guaranty shall survive until such obligations have been fully performed.
     15.  Expenses.
          Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses. Buyer shall be responsible for the payment of the expenses related to the preparation and execution of the real property deeds necessary for the transfer of the Real Property (except for the internal revenue stamps to be affixed to the original of the real property deeds, which shall be paid by Seller), and for the payment of the internal revenue stamps required in the first certified copy of such deeds and the internal revenue vouchers required for the recordation of such deeds in the Registry of Property of Puerto Rico. Buyer shall also be responsible for the expenses related to the execution and recordation of any mortgages and security interests provided herein. If the transactions contemplated hereby are not consummated within the agreed period, Buyer and Ramon Calderon shall reimburse Seller for any expenses of Buyer paid for by Seaboard Corporation or Seaboard Bakeries related to the transaction within ten (10) days after the termination of this Agreement.
     16.  Amendments.
          No amendment to this Agreement shall be effective unless it shall be in writing and signed by all parties hereto.
     17.  Notices.
          All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                (a)  if to Buyer,

                    Mr. Ramon Calderon
                    Holsum Bakers of Puerto Rico
                    Call Box 8282
                    Toa Baja, P.R.  00951
                    Telecopier: (787) 251-2060

                 with copies to:

                    McConnell Valdes
                    270 Munoz Rivera Avenue
                    Hato Rey, Puerto Rico 00918
                    Telecopier: (787) 759-8282
                    Attention: Julio Pietrantoni, Esq.

               (b)  if to Seller,

                    Seaboard Corporation
                    9000 West 67th Street
                    PO Box 2972
                    Shawnee Mission, Kansas 66201
                    Telecopier: (913)676-8978
                    Attention: David M. Becker, Esq.
                               Department of Legal Affairs

               with a copy to:

                    Sullivan & Worcester LLP
                    One Post Office Square
                    Boston, MA 02108
                    Telecopier: (617) 338-2880
                    Attention: Marshall L. Tutun, Esq.

               and

                    Fiddler Gonzalez & Rodriguez, LLP
                    254 Munoz Rivera Avenue
                    Hato Rey, Puerto Rico 00918
                    Telecopier: (787) 754-7539
                    Attention: Rafael Cortes Dapena, Esq.


     18.  Interpretation.

          The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     19.  Counterparts.

          This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

     20.  Entire Agreement.

          This Agreement, including the Schedules and Exhibits hereto, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and super sedes all prior agreements and understandings relating to such subject matter.

     21.  Fees.

          Each party hereto hereby represents and warrants that no brokers or finders have acted for such party in connection with this Agreement or the transactions contemplated hereby, and agrees to indemnify the other for any such fees.

     22.  Severability.

          If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
     23.  Governing Law; Consent to Jurisdiction.
          This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to the conflicts of law principles thereof, except as to matters relating to real estate, in which case Puerto Rico law shall apply. Each party hereto consents to the jurisdiction of the courts of New York and of the federal courts in New York in connection with any claim arising hereunder, and expressly waives and agrees not to raise any claim that it is not personally subject to the jurisdiction of such court, that the venue of the suit is improper, that this agreement may not be litigated in such court, and expressly agrees not to raise forum non conveniens in any such proceeding. With respect to any action brought by Buyer against Seller pursuant to
Section 9(a)(i) or (ii), Buyer agrees to bring such action in a New York court so long as such New York court shall have jurisdiction (including as a result of the consent to jurisdiction contained herein) over the parties and the subject matter of the action. Other actions brought by Buyer and actions brought by Seller may additionally be brought in any appropriate forum. Each of the parties agrees that service of process may be made upon it by certified or registered mail to the address for notices set forth in this agreement or as otherwise provided by law.

     24.  Waiver of Trial by Jury.

     Seller and Buyer expressly waive all right to trial by jury in any action, proceeding or counter claim related to this Agreement. The parties acknowledge that the provisions of this paragraph have been bargained for and that they have been represented by counsel in connection therewith.

     25. Schedules. Matters disclosed in any Schedule hereto shall be deemed to have been disclosed in all Schedules hereto. The
Schedules shall be an integral part of this Agreement.

     26. Execution by Mr. Ramon Calderon. Mr. Ramon Calderon is executing this Agreement solely for purposes of confirming his agreement set forth in Section 15 hereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


HARINAS DE PUERTO RICO, INC.       HDPR ACQUISITIONS CORP.



By: /s/ Robert Steer               By: /s/ Ramon Calderon
Name:  Robert Steer                Name:  Ramon Calderon
Title: Vice President              Title: President

SEABOARD CORPORATION


By: /s/ Robert Steer
Name:  Robert Steer
Title: Vice President-
       Chief Financial Officer






 /s/ Ramon Calderon
     Ramon Calderon



     The following exhibits and schedules have been excluded from this filing, registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request:



Exhibit A-Form of Guaranty

Schedule  1(b)  (i) to Asset Purchase Agreement-Harinas-Real
Property

Schedule  1(b)  (ii)  to  Asset Purchase  Agreement-Harinas-
Machinery & Equipment

Schedule  1(b)  (iii)  to Asset Purchase  Agreement-Harinas-
Contracts

Schedule  1(b)  (viii) to Asset Purchase  Agreement-Harinas-
Intellectual Property

Schedule 1(b) (xi) to Asset Purchase Agreement-Harinas-Other
Assets

Schedule 1(c) (iii)-Nunez Agreement and Harinas Trademarks

Schedule  3(a) (iv) (D) to Asset Purchase Agreement-Harinas-
Buyer's Obligations

Schedule 4(a) to Asset Purchase Agreement-Harinas-Authority

Schedule 4(d) to Asset Purchase Agreement-Harinas-Compliance with Applicable Laws

Schedule   4(e)  to  Asset  Purchase  Agreement-Harinas-Real
Property

Schedule 4(f) to Asset Purchase Agreement-Harinas-Contracts

Schedule 4(g) to Asset Purchase Agreement-Harinas-Litigation

Schedule   4(h)   to   Asset   Purchase   Agreement-Harinas-
Intellectual Property

Schedule 4(j) to Asset Purchase Agreement-Harinas-Taxes

Schedule 4(k) to Asset Purchase Agreement-Harinas-Operation since Balance Sheet

Schedule   4(I)   to   Asset   Purchase   Agreement-Harinas-
Availability of Assets and Legality of Use

Schedule   4(m)   to   Asset   Purchase   Agreement-Harinas-
Governmental Permits

Schedule  4(n)  to Asset Purchase Agreement-Harinas-Accounts
Receivable; Inventories

Schedule   4(p)   to   Asset   Purchase   Agreement-Harinas-
Environmental Matters

Schedule  5(a)  to Asset Purchase Agreement-Harinas-Ordinary
Conduct of Business by Seller

Schedule 7(a) to Asset Purchase Agreement-Harinas-Consents